Exhibit 3

FOR IMMEDIATE RELEASE

January 20, 2005

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Announcement of Determination of Exercise Price, Etc. of Stock Options
in the Form of New Share Subscription Rights

Nissin Co., Ltd. (the “Company”) hereby announces that specific conditions have been determined with respect to new share subscription rights to be issued as stock options, as resolved at the Board of Directors meeting held on January 11, 2005, pursuant to Article 280-20 and Article 280-21 of the Commercial Code of Japan, and which are described below:

1.	Date for the issuance of new share subscription rights:

January 20, 2005.

2.	Total number of new share subscription rights to be issued: 800 new share subscription rights
(Number of shares to be issued or transferred for each new share subscription right: 200 shares).

3.	Class and number of shares to be issued or transferred upon exercise of new share subscription rights:

160,000 shares of common stock of the Company.

4.	Amount to be paid in upon exercise of a new share subscription right:

Amount for each new share subscription right: ¥52,000.

Paid-in Amount per share (Exercise Price): ¥260.

The Exercise Price is the amount equivalent to the average amount of the closing share price for a share of common stock of the Company on the Tokyo Stock Exchange on all the trading days (excluding those days on which no transactions took place) in December 2004 multiplied by 1.10, and the resulting fractions below one (1) yen shall be rounded up.

5.	Aggregate issue price of share to be issued upon exercise of the new share subscription rights:

¥41,600,000.

6.	Amount of the issue price of shares issued upon exercise of the new share subscription rights to be transferred to capital:

¥130 per share.

[For reference]

1.	Date of resolution of the Board of Directors for submission of the proposition to the Ordinary General Meeting of Shareholders:

May 18, 2004.

2.	Date of resolution of the 44th Ordinary General Meeting of Shareholders:

June 22, 2004.

3.	Date of resolution of the Board of Directors for the issuance of the new share subscription rights:

January 11, 2005.